UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 ___________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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HAMILTON LANE INCORPORATED
_________________________________________________________________________________________________
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One Presidential Blvd., 4th Floor
Bala Cynwyd, PA 19004
Telephone: (610) 934-2222

August 10, 2017
Fellow Stockholders:
You are cordially invited to attend our 2017 Annual Meeting of Stockholders on Tuesday, September 19, 2017 at 9:30 a.m. (Eastern Time), at our headquarters located at One Presidential Blvd., 4th Floor, Bala Cynwyd, PA 19004.
All Hamilton Lane Incorporated stockholders of record at the close of business on August 3, 2017 are welcome to attend the Annual Meeting, but it is important that your shares are represented at the Annual Meeting whether or not you plan to attend. To ensure that you will be represented, we ask you to vote by telephone, mail or over the Internet.
Along with the other members of your board of directors, I look forward to personally greeting those stockholders who attend this year’s meeting and would like to express our appreciation for your continued interest in the business of Hamilton Lane.

Sincerely,

Mario L. Giannini Chief Executive Officer

Hamilton Lane Incorporated
One Presidential Blvd., 4th Floor
Bala Cynwyd, PA 19004
___________________________________________________

Notice of Annual Meeting of Stockholders
___________________________________________________
Tuesday, September 19, 2017
9:30 a.m. Eastern Time
One Presidential Blvd., 4th Floor
Bala Cynwyd, PA 19004
The principal business of the Annual Meeting will be to:

1.	Elect two Class I directors for a three-year term;

2.	Ratify the appointment of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2018; and

3.	Transact any other business as may properly come before the meeting or any adjournment or postponement thereof.
You can vote at the Annual Meeting in person or by proxy if you were a stockholder of record at the close of business on August 3, 2017. You may revoke your proxy at any time prior to its exercise at the Annual Meeting.
We are electronically disseminating Annual Meeting materials to our stockholders, as permitted under the “Notice and Access” rules approved by the Securities and Exchange Commission. Stockholders who have not opted out of Notice and Access will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access Annual Meeting materials via the Internet. The Notice also provides instructions on how to obtain paper copies if preferred.

By Order of the Board of Directors,
Lydia A. Gavalis General Counsel and Secretary
Bala Cynwyd, PA
August 10, 2017

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on September 19, 2017:
The Notice of Annual Meeting, Proxy Statement and our
2017 Annual Report to Stockholders are available electronically at
http://ir.hamiltonlane.com/investors/Annual-Meeting-Materials

HAMILTON LANE INCORPORATED
 ___________________________________

Proxy Statement
 ___________________________________

i

ii

QUESTIONS AND ANSWERS
Why am I receiving these materials?
The board of directors of Hamilton Lane Incorporated (“Hamilton Lane” or the “Company”) is making these proxy materials available to you on the Internet or, upon your request, by delivering printed versions of these materials to you by mail, in connection with the solicitation of proxies for use at our 2017 Annual Meeting of Stockholders (the “Annual Meeting”), or at any adjournment or postponement of the Annual Meeting. The Annual Meeting will occur on September 19, 2017 at 9:30 a.m. (Eastern Time), at our headquarters located at One Presidential Blvd., 4th Floor, Bala Cynwyd, PA 19004.
What is included in these materials?
These materials include this proxy statement for the Annual Meeting and our Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended March 31, 2017 (our “2017 Form 10-K”). We are first making these materials available to you on the Internet on or about August 10, 2017.
What is the purpose of the Annual Meeting?
For stockholders to vote on the following proposals:

1.	To elect David J. Berkman and O. Griffith Sexton as Class I directors, each for a three-year term;

2.	To ratify the appointment of Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for the fiscal year ending March 31, 2018; and

3.	To transact any other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.
How does the board of directors recommend I vote on these proposals?
The board of directors recommends that you vote:

•	“FOR” the election of David J. Berkman and O. Griffith Sexton as Class I directors; and

•	“FOR” the ratification of the appointment of E&Y as our independent registered public accounting firm for the fiscal year ending March 31, 2018.
Who is entitled to vote at the Annual Meeting?
Holders of our common stock as of the close of business on August 3, 2017, the record date, may vote at the Annual Meeting. As of the record date, there were 19,265,873 shares of our Class A common stock and 27,935,255 shares of our Class B common stock outstanding. Holders of our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement. Each share of Class A common stock is entitled to one vote per share, and each share of Class B common stock is entitled to ten votes per share. Under certain circumstances in the future, the voting rights of the Class B common stock may change to one vote per share. Those circumstances, which are set out as a “Sunset” in our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) and summarized in our 2017 Form 10-K, have not occurred.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability of Proxy Materials was sent directly to you. As a stockholder of record, you may vote your shares in person at the Annual Meeting or by proxy as described below.
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The Notice of Internet Availability of Proxy Materials and, upon your request, the proxy materials were forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares by following their instructions for voting.
How can I vote my shares?
If you are a stockholder of record, you may vote:

•	Via the Internet. You may vote by proxy via the Internet by following the instructions found on the proxy card.

•	By Telephone. You may vote by proxy by calling the toll-free number found on the proxy card.

•	By Mail. You may vote by proxy by filling out the proxy card and returning it in the envelope provided.

•	In Person. You may vote in person at the Annual Meeting. You must request a ballot when you arrive.
Internet and telephone voting will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on September 18, 2017.
If you are a beneficial owner of shares held in street name, you should have received from your bank, broker or other nominee instructions on how to vote or instruct the broker to vote your shares, which are generally contained in a “vote instruction form” or notice card sent by the broker, bank or other nominee. Please follow their instructions carefully. Beneficial owners generally may vote:

•	Via the Internet. You may vote by proxy by following the instructions on the voting instruction form or notice card provided to you by your broker, bank or other nominees.

•	By Mail. You may vote by proxy by filling out the voting instruction form and returning it in the envelope provided to you by your broker, bank or other nominee.

•
In Person. If you wish to vote in person, you must obtain a legal proxy from the organization that holds your shares. Please contact that organization for instructions on how to obtain a legal proxy to you from your broker, bank or other nominee.

If you received more than one Notice of Internet Availability of Proxy Materials or proxy card, then you hold shares of Hamilton Lane common stock in more than one account. You should vote via the Internet, by telephone, by mail or in person for all shares held in each of your accounts.

If I submit a proxy, how will it be voted?
When proxies are properly signed, dated and returned, the shares represented by the proxies will be voted in accordance with the instructions of the stockholder. If no specific instructions are given, you give authority to Mario L. Giannini and/or Hartley R. Rogers to vote the shares in accordance with the recommendations of our board of directors as described above. If any director nominee is not able to serve, proxies will be voted in favor of the other nominee and may be voted for a substitute nominee, unless our board of directors chooses to reduce the number of directors serving on our board of directors. If any matters not described in this proxy statement are properly presented at the Annual Meeting, then the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy.
Can I change my vote or revoke my proxy?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy before it is exercised by:

•	Written notice to our Secretary;

•	Timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or

•	Voting in person at the Annual Meeting.
If you are a beneficial owner of shares held in street name, you should follow the instructions of your bank, broker or other nominee to change or revoke your voting instructions. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described above.
Can I attend the Annual Meeting?
You are invited to attend the Annual Meeting if you are a registered stockholder or a beneficial owner as of the record date or if you hold a valid proxy for the Annual Meeting. In order to enter the Annual Meeting, you must be prepared to present photo identification acceptable to us, such as a valid driver’s license or passport. In addition, if you are a beneficial owner, you will need to provide proof of beneficial ownership on the record date, such as a recent account statement showing your ownership, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.
What constitutes a quorum at the Annual Meeting?
The presence, in person or by proxy, of the holders of a majority in voting power of the shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting must be present or represented to conduct business at the Annual Meeting. You will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or Internet, or if you attend the Annual Meeting.
Abstentions and withhold votes are counted as “shares present” at the Annual Meeting for purposes of determining whether a quorum exists. Proxies submitted by banks, brokers or other holders of record holding shares for you as a beneficial owner that do not indicate a vote for some or all of the proposals because that holder does not have voting authority and has not received voting instructions from you (so-called “broker non-votes”) are also considered “shares present” for purposes of determining whether a quorum exists. If you are a beneficial owner, these holders are permitted to vote your shares on the ratification of the appointment of our independent registered public accounting firm, even if they do not receive voting instructions from you.

What is the voting requirement to approve each of the proposals?
Provided that there is a quorum, the voting requirements are as follows:

Proposal	Vote Required	Broker Discretionary Voting Allowed?
Election of directors	Plurality of votes cast	No
Ratification of appointment of independent registered public accounting firm	Majority of votes cast	Yes

Certain Class B holders who are significant outside investors, members of management and significant employee owners have entered into a stockholders agreement pursuant to which they will vote all their shares of voting stock, including Class A and Class B common stock, together and in accordance with the instructions of HLA Investments, LLC (“HLAI”), our controlling stockholder, on any matter submitted to our common stockholders for a vote. HLAI holds approximately 52% of the aggregate voting power of our Class A common stock and Class B common stock, and the parties to the stockholders agreement collectively hold over 90% of the aggregate voting power of our Class A common stock and Class B common stock. As a result, HLAI has the ability to decide all matters to be voted upon at the Annual Meeting. The managing member of HLAI is an entity controlled by Hartley R. Rogers, our Chairman.
What is the impact of abstentions, withhold votes and broker non-votes?
Abstentions, withhold votes and broker non-votes are considered “shares present” for the purpose of determining whether a quorum exists, but will not be considered votes properly cast at the Annual Meeting and will have no effect on the outcome of the vote. Under the rules of the NASDAQ Stock Market (“NASDAQ”), without voting instructions from beneficial owners, brokers will have discretion to vote on the ratification of the appointment of the independent registered public accounting firm but not on the election of directors. Therefore, in order for your voice to be heard, it is important that you vote.
What are the implications of being an “emerging growth company”?
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and are therefore permitted to provide less disclosure about our executive compensation arrangements than is generally required for other public companies. We are also not required to provide our stockholders with the opportunity to vote on certain executive compensation matters on a non-binding advisory basis. We have elected to use these scaled disclosure requirements available to us as an emerging growth company, and are not soliciting stockholder votes on our executive compensation.
Under the JOBS Act, we will remain an emerging growth company until the earliest of: (i) March 31, 2022; (ii) the end of the fiscal year during which we have annual gross revenues of $1.07 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and (iv) the end of any fiscal year in which the market value of our Class A common stock held by non-affiliates exceeds $700 million as of the end of the second fiscal quarter of that fiscal year.

Who pays for the cost of this proxy solicitation?
We will pay all the costs of preparing, mailing and soliciting the proxies. We will ask brokers, banks, voting trustees and other nominees and fiduciaries to forward the proxy materials to the beneficial owners of our common stock and to obtain the authority to execute proxies. We will reimburse them for their reasonable expenses upon request. In addition to mailing proxy materials, our directors, officers and employees may solicit proxies in person, by telephone or otherwise. These individuals will not be specially compensated.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We also will disclose voting results on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission (“SEC”), within four business days after the Annual Meeting.
Why did I receive a Notice of Internet Availability of Proxy Materials rather than a full set of proxy materials?
In accordance with SEC rules, we have elected to furnish our proxy materials, including this proxy statement and the Annual Report, primarily via the Internet rather than by mailing the materials to stockholders. The Notice of Internet Availability of Proxy Materials provides instructions on how to access our proxy materials on the Internet, how to vote, and how to request printed copies of the proxy materials. Stockholders may request to receive the proxy materials in printed form by following the instructions contained in the Notice of Internet Availability of Proxy Materials. We encourage stockholders to take advantage of the proxy materials on the Internet to reduce the costs and environmental impact of our Annual Meeting.
If you are a stockholder of record and wish to receive paper copies of future proxy materials, please visit www.astproxyportal.com/ast/21364 via the Internet. Under “Request Paper Copies of Materials,” click “Request Hamilton Lane Incorporated Proxy Materials” then enter your control number. You will see an option to elect to receive paper copies each year. You also may request to receive paper copies of future proxy materials by calling (888) 776-9962 from the United States and Canada or +1 (718) 921-8562 from other countries, or by emailing info@amstock.com.
If you are a stockholder of record and wish to request electronic delivery of proxy materials in the future, please visit www.astfinancial.com via the Internet to enroll. Please enter your account number and tax identification number to log in, then select “Receive Company Mailings Via Email” and provide your email address.
If you choose to access future proxy materials electronically, you will receive an email with instructions containing a link to the website where the materials are available and a link to the proxy voting website. Your election to access proxy materials electronically will remain in effect until you terminate it.
How can I obtain Hamilton Lane’s Form 10-K?
We filed our 2017 Form 10-K with the SEC on June 27, 2017. We will mail to you without charge, upon written request, a copy of or 2017 Form 10-K, excluding exhibits. Please send the written request to Hamilton Lane Incorporated, One Presidential Blvd., 4th Floor, Bala Cynwyd, PA 19004, Attention: Secretary. Our 2017 Form 10-K may also be accessed and printed directly from our website at http://www.hamiltonlane.com under the caption “Investor Relations” or from the SEC’s website at www.sec.gov.
How do I submit a stockholder proposal for consideration at next year’s annual meeting of stockholders?
For a proposal to be included in our proxy statement for the 2018 annual meeting of stockholders, you must submit it no later than April 12, 2018. Your proposal must be in writing and comply with the proxy rules of the SEC. You should send your proposal to: Hamilton Lane Incorporated, One Presidential Blvd., 4th Floor, Bala Cynwyd, PA 19004, Attention: Secretary.
You also may submit a proposal that you do not want included in the proxy statement but that you want to raise at the 2018 annual meeting of stockholders. We must receive this type of proposal in writing on or after May 22, 2018, but no later than June 21, 2018.
As detailed in our Amended and Restated Bylaws (our “Bylaws”), to bring a proposal other than the nomination of a director before an annual meeting of stockholders, your notice of proposal must include: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend our Bylaws, the language of the proposed amendment), and the reasons for conducting such business at the annual meeting and any material interest of such stockholder and beneficial owner, if any, in such business, (ii) any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder and (iii) the information described in Section 1.12(b)(vi) of our Bylaws (with any references to a “nomination” being deemed to refer to such business desired to be brought before the annual meeting).
How do I recommend a director nominee?
If you wish to nominate an individual for election as director at the 2018 annual meeting of stockholders, we must receive your written nomination on or after May 22, 2018, but no later than June 21, 2018. You should send your proposal to: Hamilton Lane Incorporated, One Presidential Blvd., 4th Floor, Bala Cynwyd, PA 19004, Attention: Secretary.
As detailed in our Bylaws, for a nomination to be properly brought before an annual meeting, your notice of nomination must include: (i) the name, age, business address and residence address of each proposed nominee, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of Hamilton Lane capital stock owned of record and beneficially by each nominee (if any), (iv) such other information concerning each nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of the nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, (v) the consent of the nominee to being named in the proxy statement as a nominee and to serving as a director if elected, and (vi) certain information as specified in Section 1.12(b)(vi) of our Bylaws regarding the proposing stockholder and the beneficial owner, if any, on whose behalf the nomination is made. Notwithstanding anything in Section 1.12(a) of our Bylaws to the contrary, in the event that the number of directors to be elected to the board of directors at the annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 1.12(a) and there is no public announcement by us naming the nominees for the additional directorships at least 100 days before the first anniversary of the preceding year’s annual meeting, the proposing stockholder’s notice required by Section 1.12 of the Bylaws will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to the Secretary at our principal executive offices no later than the close of business on the tenth day following the day on which we first make the public announcement.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our Certificate of Incorporation provides that the number of directors to hold office at any time may be determined from time to time by resolution of our board of directors. Our board of directors has set the size of the board at six members, four of whom have served since February 2017, when we became a public company. The remaining directors, Mr. Berkman and Ms. Varon, have each served on our board since May 2017. Our board is divided into three classes, designated as Class I, Class II and Class III. Upon the expiration of the initial term of office for each class of directors, each director in that class will be elected for a three-year term and serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal.
The table below sets forth information with respect to our directors as of August 3, 2017:

Name	Age
Class I Directors - Term Expiring at the 2017 Annual Meeting
David J. Berkman	55
O. Griffith Sexton	73
Class II Directors - Term Expiring at the 2018 Annual Meeting
Erik R. Hirsch	44
Leslie F. Varon	60
Class III Directors - Term Expiring at the 2019 Annual Meeting
Mario L. Giannini	64
Hartley R. Rogers	57

The terms of our two Class I directors expire at the 2017 Annual Meeting. At the direction of HLAI, our board of directors has nominated Messrs. Berkman and Sexton for re-election as Class I directors. Biographical information for each director and director nominee is contained below. If elected at the Annual Meeting, each of these nominees will serve for a three-year term expiring at the 2020 annual meeting of stockholders and until his successor has been duly elected and qualified or until his earlier death, resignation or removal. Messrs. Berkman and Sexton have agreed to serve if elected, and we have no reason to believe that either nominee will be unable to serve. If either nominee is not able to serve, proxies will be voted in favor of the other nominee and may be voted for a substitute nominee, unless our board of directors chooses to reduce the number of directors serving on our board of directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the election of Messrs. Berkman and Sexton as Class I directors.
The following is a brief biographical summary of the experience of our directors and director nominees:
Nominees for election at our 2017 Annual Meeting with terms expiring in 2020.
David J. Berkman
Since January 2000, Mr. Berkman has served as the Managing Partner of Associated Partners, LP, a private equity firm primarily engaged in telecommunications infrastructure operations and investments. Mr. Berkman serves on the boards (or equivalent bodies) of Entercom Communications Corp. (NYSE: ETM), Actua Corporation (NASDAQ: ACTA), and Franklin Square Holdings, LP. He previously served on the board of Diamond Resorts International, Inc. until the sale of that company to a private investor in September 2016. He also serves on the advisory committee of First Round Capital, a venture firm. Civically, Mr. Berkman serves on the Board of Overseers of the University of Pennsylvania School of Engineering and Applied Science. Mr. Berkman received a B.S. in Economics from the Wharton School of the University of Pennsylvania.
Mr. Berkman’s extensive experience in private markets, in the start-up and operation of various platforms, as well as his long-standing service on other public company boards, enables him to bring valuable investment, operations, and governance knowledge to the board of directors. Additionally, his insight in the areas of corporate finance, financial reporting, and accounting and controls is expected to be valuable to the Company.
O. Griffith Sexton
Mr. Sexton was an adjunct professor of finance at Columbia Business School from 1995 to 2010 and is a visiting lecturer at Princeton University, where he teaches courses in corporate finance. Mr. Sexton was an investment banking professional at Morgan Stanley from 1973 to 1995 where he served as a managing director from 1985 to 1995. His responsibilities included the development and execution of advisory assignments involving major corporate transactions such as mergers, acquisitions, divestitures, corporate defense, recapitalizations, financial restructurings, joint ventures, and spin-offs and squeeze outs. He has served as an advisory director of Morgan Stanley from 1995 to 2005 and from 2014 to the present. Mr. Sexton was a member of the board of directors of Morgan Stanley from 2005 to 2014 and of Investor AB, a publicly traded Swedish investment company, from 2003 to 2015. A former U.S. naval aviator and Vietnam veteran, Mr. Sexton holds a BSE from Princeton and an MBA from Stanford.
Mr. Sexton’s broad experience in finance and academia brings valuable insight, an in-depth understanding of the industry and a unique perspective to the board of directors.
Directors continuing in office with terms expiring in 2018.
Erik R. Hirsch
Mr. Hirsch is our Vice Chairman and a member of our board of directors. He also serves as Chairman of HLA’s Investment Committee. Mr. Hirsch has served as our Vice Chairman since October 2016, and previously served as Chief Investment Officer from April 2003 to October 2016. Prior to serving as Chief Investment Officer, Mr. Hirsch held the positions of Managing Director, Vice President and Associate. Prior to joining Hamilton Lane in 1999, Mr. Hirsch was a corporate investment banker in the merger and acquisition department of Brown Brothers Harriman & Co. from 1998 to 1999. From 1995 to 1998, he was a municipal financial consultant with Public Financial Management, specializing in asset securitization, strategic consulting and sport stadium financings. Mr. Hirsch received a B.A. from the University of Virginia.
Mr. Hirsch’s extensive experience in private markets, including his long tenure managing our investments as Chief Investment Officer, brings valuable industry-specific knowledge and insights to the board of directors and provides the board of directors with an in-depth understanding of our business and operations.
Leslie F. Varon
Ms. Varon served as Chief Financial Officer of Xerox Corporation from November 2015 through December 2016 during which time she led the restructuring of the $18 billion business process services, printing equipment, software and solutions company, including the successful spin-off of its $7 billion services business. After that transaction, she became Special Advisor to the new Xerox Chief Executive Officer until March 2017 when she retired from the company. Prior to becoming Chief Financial Officer at Xerox, she was briefly VP Investor Relations from March 2015 through October 2015. Previously she served Xerox as VP Finance & Corporate Controller from July 2006 to February 2015, where she oversaw global financial operating executives and had responsibility for corporate financial planning and analysis, accounting, internal audit, risk management, global real estate and worldwide shared services centers. Earlier in her career, Ms. Varon was Vice President Finance & Operations support for Xerox’s North American business, Vice President Xerox Investor Relations and Corporate Secretary and Director of Corporate Audit. From 2006 to 2017 she served on the board of Xerox International Partners, a joint venture between Xerox Corporation and Fuji Xerox Corporation, representing Xerox Corporation’s ownership stake. Ms. Varon received a B.A. from Binghamton University and an MBA with concentrations in finance and marketing from Virginia Tech.
Ms. Varon’s extensive financial background combined with her investor engagement and corporate governance expertise and demonstrated success in business transformation, crisis management and balance sheet optimization brings valuable knowledge and insights to the board of directors.
Directors continuing in office with terms expiring in 2019.
Hartley R. Rogers
Mr. Rogers is the Chairman of our board of directors, a Managing Director, and a member of various investment committees. Prior to serving as Chairman, Mr. Rogers was the Vice Chairman of the board of directors of Hamilton Lane Advisors, L.L.C., our operating company (“HLA”). He is a Managing Director of Aries Advisors, LLC and Co-Head of CSFB Equity Partners, a private equity fund that is in liquidation and for which Aries Advisors, LLC is an investment advisor. Prior to joining Hamilton Lane in 2003, he was a Managing Director in the Private Equity Division of Credit Suisse First Boston from 1997 to 2001. Subsequently, he was a Managing Director and investment committee member of DLJ Merchant Banking Partners III, a $5.3 billion private equity fund, from 2001 to 2002. Prior to joining CSFB in 1997, Mr. Rogers was a Managing Director of Morgan Stanley & Co. Incorporated, where his responsibilities included serving as President of the general partners of the Princes Gate Investors family of private equity funds. He worked at Morgan Stanley from 1981 to 1983, 1986 to 1993 and from 1995 to 1997. He serves on the boards (or equivalent bodies) of the Green Vale School, the Peoples’ Symphony Concerts and Acadia Healthcare (NASDAQ: ACHC) and previously served on the board of the Metropolitan Opera. He is a graduate of Harvard College and received an M.B.A. from Harvard Business School.
Mr. Rogers’ extensive experience in private markets, including his long tenure as our Chairman, brings valuable industry-specific knowledge and insights to the board of directors and provides the board of directors with an in-depth understanding of our business and operations.
Mario L. Giannini
Mr. Giannini is our Chief Executive Officer, a member of our board of directors and a Co-Chairman of various investment committees. Mr. Giannini has been Chief Executive Officer since 2001. Prior to becoming Chief Executive Officer, Mr. Giannini was the President of HLA from 1998 to 2001. Prior to joining Hamilton Lane in 1993, he served as Executive Vice President and General Counsel of Industrial Valley Title Insurance Company from 1989 to 1992, Deputy General Counsel of Fidelity Bank in Philadelphia from 1984 to 1989, and Senior Attorney at Continental Illinois Bank in Chicago from 1979 to 1983. Mr. Giannini received a B.A. from California State University, Northridge, a Master of Laws degree from the University of Virginia and a J.D. from Boston College. He is a former member of the state bars of California and Illinois.
Mr. Giannini’s extensive experience in private markets, including his long tenure overseeing our strategic direction as Chief Executive Officer, brings valuable industry-specific knowledge and insights to the board of directors and provides the board of directors with an in-depth understanding of our business and operations.

The board of directors recommends a vote “FOR” the election of Messrs. Berkman and Sexton as Class I directors.

EXECUTIVE OFFICERS
The table below sets forth information with respect to our executive officers other than Messrs. Rogers, Giannini and Hirsch as of August 3, 2017. Information regarding Messrs. Rogers, Giannini and Hirsch can be found directly above under “Proposal No. 1—Election of Directors.”

Name	Age	Position
Randy M. Stilman	55	Chief Financial Officer and Treasurer
Kevin J. Lucey	50	Chief Operating Officer
Lydia A. Gavalis	53	General Counsel and Secretary
Juan Delgado-Moreira	46	Managing Director
Michael Donohue	42	Managing Director and Controller

The following is a brief biographical summary of the experience of our executive officers:
Randy M. Stilman
Mr. Stilman is our Chief Financial Officer and Treasurer. Mr. Stilman has been the Chief Financial Officer of HLA since joining Hamilton Lane in 1997. Prior to joining Hamilton Lane, he was the Director of Accounting for Chemical Leaman Tank Lines from 1995 to 1997, Controller of CLT Appraisal Services from 1993 to 1995, and Vice President of Finance of Industrial Valley Title Insurance Company from 1989 to 1993. He began his career as an Audit Supervisor at the accounting firm of Laventhol & Horwath. Mr. Stilman received a B.B.A. from Temple University and is a certified public accountant. He is a member of the American and Pennsylvania Institutes of Certified Public Accountants.
Kevin J. Lucey
Mr. Lucey is our Chief Operating Officer. He is a member of HLA’s Investment Committee and leads our Operating Committee, Business Development, Relationship Management, Human Resources and Information Technology functions. Mr. Lucey joined the firm in 2007 from Delaware Investments, where he was Executive Vice President responsible for global distribution, client services, product management and product development from 2003 to 2006. Mr. Lucey previously served as Senior Vice President of Putnam Investments from 1995 to 2003, responsible for 401(k) sales. He also has held positions at Mellon Bank, The Boston Company and Colonial Management Associates. Mr. Lucey received a B.A. in Finance from Merrimack College.
Lydia A. Gavalis
Ms. Gavalis is our General Counsel and Secretary. She is responsible for Hamilton Lane’s global legal affairs, directly and through her legal and compliance team. Prior to joining the firm in 2016, Ms. Gavalis worked for SEI Investments Company (“SEI”) for more than 18 years. She served as Division General Counsel of SEI’s Institutional Investors business segment; General Counsel for both SEI Private Trust Company, a U.S. federal savings association, and SEI Trust Company, a U.S. state-charted trust company; Head of SEI’s Corporate Legal Services team; and Director & General Counsel of the company’s London-based asset management firm, SEI Investments (Europe) Limited. Ms. Gavalis received a J.D. from Temple University School of Law in 1989 and a B.A. from Rosemont College in 1986, where she received the E.R.S. Law School award. She is a member of the state bar of Pennsylvania.

Juan Delgado-Moreira
Mr. Delgado-Moreira is a Managing Director of HLA and serves as the head of our Asia business. He is a member of HLA’s Investment Committee and leads our Asian investment activities and client relationships. Prior to joining Hamilton Lane in 2005, Mr. Delgado-Moreira was an Investment Manager at Baring Private Equity Partners Ltd. in London, where he focused on mid-market private equity in Europe. Previously, Mr. Delgado-Moreira held senior research positions at institutions in the United Kingdom, including the University of Essex, and was a lecturer and Fulbright Scholar at Stanford University. Mr. Delgado-Moreira began his career as an analyst in Madrid, Spain at the Sociedad Estatal de Participaciones Industriales (formerly known as the Instituto Nacional de Industria). Mr. Delgado-Moreira received a B.A. in Political Science and Sociology and a Ph.D. in Research Methods/Statistics from the Universidad Complutense de Madrid. He is a chartered financial analyst and a member of the CFA Institute and the Securities Institute.
Michael Donohue
Mr. Donohue is our Controller and a Managing Director in HLA’s Finance Department, where he is responsible for internal and external reporting, accounting research and the development of accounting policies and procedures for us. Prior to joining Hamilton Lane in 2008, Mr. Donohue was Assistant Controller at an international chemical manufacturer. Previously, he was an audit manager with KPMG in Philadelphia. He began his career at Crown Holdings, where he held several accounting positions. Mr. Donohue received a B.S. in Accounting from The Pennsylvania State University and an M.B.A. from Villanova University and is a certified public accountant. He is a member of the American and Pennsylvania Institutes of Certified Public Accountants.

CORPORATE GOVERNANCE
Code of Ethics
Our Code of Conduct and Ethics (the “Code of Ethics”) is binding on all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and Controller. The Code of Ethics is available on our website at www.hamiltonlane.com. We intend to post on our website any amendments to, or waivers of, any provision of the Code of Ethics to the extent applicable to our Chief Executive Officer, Chief Financial Officer or Controller or that relates to any element of the SEC’s definition of a “code of ethics.”
Director Independence
Our board of directors consists of Hartley R. Rogers, Mario L. Giannini, David J. Berkman, Erik R. Hirsch, O. Griffith Sexton and Leslie F. Varon. Mr. Rogers serves as Chair.
Our board of directors has determined that Messrs. Berkman and Sexton and Ms. Varon are each “independent” as defined under the rules of the NASDAQ Stock Market. In making this determination, the board of directors considered the relationships that each individual has with our Company and all other facts and circumstances that the board of directors deemed relevant in determining his or her independence, including ownership interests in us.
We are a “controlled company” under the rules of the NASDAQ Stock Market and therefore qualify for an exemption from the requirement that our board of directors consist of a majority of independent directors, that we establish a compensation committee consisting solely of independent directors and that our director nominees be selected or recommended by independent directors. Our audit committee consists of Messrs. Berkman, Rogers and Sexton and Ms. Varon, who serves as Chair. As required under the rules of the NASDAQ Stock Market, we will transition to an audit committee composed entirely of independent directors by February 28, 2018, the first anniversary of our initial public offering (“IPO”).
Risk Oversight
Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy and the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. It is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.
While the full board of directors has the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our audit committee oversees management of enterprise risks, financial risks and risks associated with corporate governance, business conduct and ethics and is responsible for overseeing the review and approval of related-party transactions. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and the incentives created by the compensation awards it administers. Pursuant to the board of directors’ instruction, management regularly reports on applicable risks to the relevant committee or the full board of directors, as appropriate, with additional review or reporting on risks conducted as needed or as requested by the board of directors and its committees.
Communications with Directors
Interested parties may communicate with our board of directors or with an individual director by writing to our board of directors or to the particular director and mailing the correspondence to: c/o Hamilton Lane Incorporated, One Presidential Blvd., 4th Floor, Bala Cynwyd, PA 19004, Attention: Secretary. The Secretary

will promptly relay to the addressee all communications that she determines require prompt attention and will regularly provide our board of directors with a summary of all substantive communications.
Director Nominations
As a controlled company under applicable NASDAQ rules, we are not required to have a nominating committee of independent directors. HLAI, our controlling stockholder, indentifies our director nominees, including Mr. Berkman and Ms. Varon, who joined our board as independent directors in May 2017.
The board of directors also will consider candidates for director recommended by stockholders so long as the recommendations comply with our Certificate of Incorporation and Bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The board of directors will evaluate such recommendations in accordance with our Certificate of Incorporation and Bylaws, and such other criteria it deems appropriate. Stockholders wishing to recommend a candidate for nomination should comply with the procedures set forth in the section above entitled “Questions and Answers—How do I recommend a director nominee?”
Attendance at Annual Meeting
Directors are expected to attend our annual meetings of stockholders. Because we completed our IPO in March 2017, this is our first annual meeting of stockholders.
Related-Party Transaction Approval Policy
Our audit committee has the primary responsibility for reviewing and approving or ratifying transactions with related parties. Our audit committee has adopted a formal Related-Party Transaction Policy, pursuant to which the audit committee reviews all transactions in which we and our executive officers, directors (including director nominees) and stockholders owning in excess of 5% of our Class A common stock or their immediate family members are participants. The audit committee must approve or ratify any related-party transaction for it to be consummated or continue.
The audit committee reviews related-party transactions as they arise and are reported to the audit committee. The audit committee also reviews materials prepared by our board of directors and our executive officers to determine whether any related-party transactions have occurred that have not been reported. In reviewing any related-party transaction, the audit committee is to consider all relevant facts and circumstances, including the aggregate dollar value of the transaction, the related party’s relationship to us and interest in the transaction, and the benefits to us of the transaction. The audit committee determines, in its discretion, whether the proposed transaction is in the best interests of Hamilton Lane and our stockholders.
Board of Directors Leadership Structure
Our board of directors will fill the Chairman of our board of directors and CEO positions based upon its view of what is in the best interests of Hamilton Lane. The CEO and Chairman may, but need not be, the same person. Currently, Mr. Rogers is the Chairman of our board of directors and Mr. Giannini is our CEO.
We believe this leadership structure is best for our company and our stockholders at this time. Separating these positions allows our CEO to focus on our day-to-day business while allowing the Chairman to lead our board of directors in its fundamental role of formulating strategy and providing advice to and oversight of management. Our board of directors recognizes the time, effort and energy that the CEO must devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as our oversight responsibilities continue to grow. Our board also believes that this structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board of directors. Our board of directors recognizes that, depending on the circumstances, other leadership models, such as combining the role of Chairman of the board of directors with the role of the CEO, might be appropriate. Accordingly, our board may periodically review its leadership structure. Our board of directors believes its administration of its risk oversight function has not affected its leadership structure.
The small size of our board of directors and the relationship between management and non-employee directors put each director in a position to influence agendas, flow of information, and other matters. On occasion, our board of directors will hold separate meetings for independent directors without management present. These meetings generally will be held in conjunction with regularly scheduled meetings and at other times as requested by an independent director.
Our board of directors believes that management speaks for Hamilton Lane. While individual non-employee directors may, from time-to-time, meet or otherwise communicate with various constituencies that are involved with us, it is expected that directors would do this with the knowledge of management and, absent unusual circumstances, only at the request of management.
Board of Directors Meetings and Committees
We were incorporated in Delaware on December 31, 2007. Until the closing of our IPO on March 6, 2017, we were a subsidiary of HLA. Our board of directors met once during the fiscal year ended March 31, 2017. Each director serving at the time of this meeting attended, with the exception of Mr. Sexton. We established our audit and compensation committees upon the closing of our IPO. As such, no meetings of the audit or compensation committees were held during fiscal 2017. Our directors are encouraged to attend the Annual Meeting, which will be our first annual meeting of stockholders.
Our board of directors has an audit committee and a compensation committee, each of which has the composition and responsibilities described below. Members serve on these committees for such term or terms as our board of directors may determine or until their earlier resignation or death. Each committee is governed by a written charter, which is posted on our website at www.hamiltonlane.com. From time to time, our board of directors may also establish other, special committees when necessary to address specific issues.
Audit Committee
We have a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our audit committee consists of Messrs. Berkman, Sexton and Rogers and Ms. Varon, with Ms. Varon serving as the Chair. Prior to Mr. Berkman’s and Ms. Varon’s appointments in May 2017, Mr. Hirsch served on the audit committee. Rule 10A-3 of the Exchange Act and the NASDAQ rules require us to have an audit committee composed entirely of independent directors by February 28, 2018, the first anniversary of our IPO. Our board of directors has affirmatively determined that Messrs. Berkman and Sexton and Ms. Varon each meet the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 under the Exchange Act and the NASDAQ rules, and we intend to comply with the rules’ independence requirements within the time period specified.
The audit committee is responsible for, among other things:

•	appointment, termination, compensation and oversight of the work of any accounting firm engaged to prepare or issue an audit report or other audit, review or attestation services;

•	considering and approving, in advance, all audit and non-audit services to be performed by independent accountants;

•	reviewing and discussing the adequacy and effectiveness of our accounting and financial reporting processes and controls and the audits of our financial statements;

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	investigating any matter brought to its attention within the scope of its duties and engaging independent counsel and other advisers as the audit committee deems necessary;

•	determining compensation of the independent auditors, compensation of advisors hired by the audit committee and ordinary administrative expenses;

•	reviewing quarterly financial statements prior to their release;

•	reviewing and assessing the adequacy of a formal written charter on an annual basis;

•	reviewing and approving related-party transactions for potential conflict of interest situations on an ongoing basis; and

•	handling such other matters that are specifically delegated to the audit committee by our board of directors from time to time.
The board of directors has determined that each of the audit committee members qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.
Our reliance on the exemption from the independence standards available to us as a newly public company under Rule 10A-3 of the Exchange Act and the NASDAQ rules does not materially adversely affect the ability of the audit committee to act independently and to satisfy the other requirements of Rule 10A-3 of the Exchange Act in any proxy or information statement for a meeting of stockholders at which directors are elected that is filed with the SEC pursuant to the requirements of Section 14 of the Exchange Act.
Compensation Committee
Our compensation committee consists of Messrs. Rogers, Giannini and Sexton, with Mr. Giannini serving as the Chair.
The compensation committee is responsible for, among other things:

•	reviewing and approving the compensation and benefits of all of our executive officers and key employees;

•	monitoring and reviewing our compensation and benefit plans, including incentive compensation arrangements;

•	establishing and monitoring director compensation;

•	annual evaluation of the performance of its duties under its charter; and

•	such other matters that are specifically delegated to the compensation committee by our board of directors from time to time.
Our board of directors reviewed the relevant provisions of Section 162(m) of the Code and the Treasury Regulations issued thereunder with regard to the status of the compensation committee members as outside directors and determined that Mr. Sexton meets the requirements of Section 162(m) of the Code. In connection with the performance of its duties, the compensation committee has (i) unrestricted access to and assistance from the officers, employees and independent auditors of the Company and such resources and support from the Company as the compensation committee deems necessary or desirable, and (ii) the authority to employ, at the expense of the Company, such experts and professionals as the compensation committee deems necessary or desirable from time to time.

DIRECTOR COMPENSATION
Our policy is to not pay director compensation to directors who are also our employees. We pay each of our non-employee directors an annual retainer of $125,000 in the form of cash, time-based restricted stock awarded under the Hamilton Lane Incorporated 2017 Equity Incentive Plan (the “2017 Equity Incentive Plan”) or a combination of both. Ms. Varon also receives an additional $15,000 annual cash retainer for her service as Chair of the audit committee. All members of the board of directors are reimbursed for reasonable costs and expenses incurred in attending meetings of our board of directors.
Director Compensation Table
Our directors did not receive any compensation for their service as directors during the fiscal year ended March 31, 2017.

OWNERSHIP OF COMMON STOCK
The following table sets forth information regarding the beneficial ownership of Hamilton Lane Incorporated Class A common stock and Class B common stock by:

•	each person known to us to beneficially own more than 5% of our Class A common stock or our Class B common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all directors and executive officers as a group.
Except as otherwise noted, this information is given as of August 3, 2017, the record date for the Annual Meeting.
As described in “Certain Relationships and Related-Party and Other Transactions—Exchange Agreement,” each Class B holder and Class C holder is entitled to have their Class B units or Class C units, as applicable, exchanged for Class A common stock on a one-for-one basis, or, at our option, for cash. In connection with our IPO, we issued to each Class B holder one share of Class B common stock for each Class B unit it beneficially owns. As a result, the number of shares of Class B common stock listed in the table below correlates to the number of Class B units each Class B holder beneficially owns. The number of shares of Class A common stock listed in the table below represents (i) shares of Class A common stock directly owned and (ii) the number of Class C units each Class C holder beneficially owns, and assumes no exchange of Class B units for Class A common stock.
As discussed in “Certain Relationships and Related-Party and Other Transactions—Stockholders Agreement,” prior to the closing of our IPO, certain Class B holders who are significant outside investors, members of management and significant employee owners entered into a stockholders agreement pursuant to which they agreed to vote all their shares of voting stock, including Class A and Class B common stock, together and in accordance with the instructions of HLAI on any matter submitted to our common stockholders for a vote. Because they are a “group” under applicable securities laws, each party to the stockholders agreement is deemed to be a beneficial owner of all securities held by all other parties to the stockholders agreement. The below table disregards shares owned by the group and lists only common stock in which the listed stockholder has a pecuniary interest. The group files reports on Schedule 13D periodically to report its holdings.
In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights, including the exchange right described above, held by such person that are currently exercisable or will become exercisable within 60 days of the record date, August 3, 2017, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
Unless otherwise noted, the address for all persons listed in the table is: c/o Hamilton Lane Incorporated, One Presidential Blvd., 4th Floor, Bala Cynwyd, PA 19004.

	Common stock owned						% of total voting power	% total economic interest in HLA
	Class A			Class B
Name of Beneficial Owner	Number		%	Number		%
Named Executive Officers and Directors:
Mario L. Giannini	146,854		1%	7,732,702	(1)	28%	25%	15%
Erik R. Hirsch	2,064,790	(2)	8%	1,417,861		5%	5%	6%
Hartley R. Rogers	183,115		1%	11,642,163	(3)	42%	38%	22%
Juan Delgado-Moreira	1,851,457		7%	—		—%	1%	3%
David J. Berkman	25,000		—%	—		—%	—%	—%
O. Griffith Sexton	—		—%	2,382,466	(4)	9%	8%	4%
Leslie F. Varon	—		—%	—		—%	—%	—%
All executive officers and directors as a group (11 persons)	5,496,697		21%	24,179,775		87%	81%	55%
Other 5% Beneficial Owners:
HLA Investments, LLC(5)	—		—%	15,793,178		57%	52%	29%
HL Management Investors, LLC(6)	6,238,784		24%	5,357,574		19%	20%	22%
Putnam Investments, LLC(7)	2,064,682		8%	—		—%	1%	4%
TPG Group Holdings (SBS) Advisors, Inc.(8)	1,132,241		4%	—		—%	—%	2%

(1)
This consists of 3,228,103 shares beneficially owned directly by Mr. Giannini, 977,296 shares beneficially owned by a family trust, 2,579,104 shares beneficially owned by Hamilton Lane Advisors, Inc., which is an S-corporation that is wholly owned by Mr. Giannini, 664,567 shares beneficially owned by HL Management Investors, LLC (“HLMI”) in which Mr. Giannini has a pecuniary interest, and 283,632 shares beneficially owned by HLAI in which Mr. Giannini has a pecuniary interest. This number does not include, and Mr. Giannini disclaims beneficial ownership of, shares owned by HLMI and HLAI in which he does not have a pecuniary interest. See footnote 5.

(2)
This number includes shares beneficially owned by HLMI in which Mr. Hirsch has a pecuniary interest. This number does not include, and Mr. Hirsch disclaims beneficial ownership of, shares owned by HLMI in which he does not have a pecuniary interest. See footnote 5.

(3)
This number represents shares beneficially owned by HLAI in which Mr. Rogers has a pecuniary interest. HLAI is controlled by its managing member, which is an entity controlled by Mr. Rogers. See footnote 5.

(4)
This number consists of shares beneficially owned by HLAI. Mr. Sexton is the trustee of two family trusts that have a pecuniary interest in these shares, and he shares voting and dispositive power over these shares with Mrs. Barbara Sexton. This number does not include, and Mr. Sexton disclaims beneficial ownership of, shares beneficially owned by HLAI in which his affiliated trusts do not have a pecuniary interest. See footnote 5.

(5)
HLAI is owned by an affiliate of Mr. Rogers, family trusts of Mr. Sexton, Mr. Giannini and other parties. Mr. Rogers controls the managing member of HLAI. Pursuant to the stockholders agreement, HLAI directs the votes of the voting group comprised of significant outside investors, members of management and significant employee owners. The voting group beneficially owns 36,948,717 shares of Class A common stock as reported in its Schedule 13D filed on March 16, 2017.

(6)	Certain of our executive officers and other senior employees beneficially own all or a portion of their shares of our common stock through HLMI.

(7)
Based solely on information reported in a Schedule 13G jointly filed with the SEC on May 10, 2017 by Putnam Investments, LLC d/b/a Putnam Investments (“PI”), Putnam Investment Management, LLC (“PIM”) and The Putnam Advisory Company, LLC (“PAC”). As reported in such filing, this amount consists of 1,840,631 shares beneficially owned by PIM and 224,041 shares beneficially owned by PAC, which are registered investment advisors wholly owned by PI. Both subsidiaries have dispositive power over the shares as investment managers. PIM has sole voting power over 6,443 shares; otherwise, in the case of shares held by the Putnam mutual funds managed by PIM, the mutual funds have voting power through their boards of trustees. PAC has sole voting power over its 224,041 shares. PI, PIM and PAC are located at Office

Square, Massachusetts, 02109. In order to present these holdings consistently with those of management, our directors and related parties, the percentage of Class A common stock owned has been recalculated to reflect the exchange of Class C units into Class A common stock in the denominator.

(8)
Based solely on information reported in a Schedule 13G jointly filed with the SEC on March 10, 2017 by TPG Group Holdings (SBS) Advisors, Inc. (“Group Advisors”), David Bonderman and James G. Coulter. As reported in such filing, Group Advisors is the beneficial owner of 1,132,241 Class A shares, constituting approximately 6% of the Class A shares outstanding, with shared voting power and shared dispositive power with respect to all 1,132,241 shares. Messrs. Bonderman and Coulter disclaim beneficial ownership of such Class A shares except to the extent of their pecuniary interest therein. Group Advisors is located at c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102. In order to present these holdings consistently with those of management, our directors and related parties, the percentage of Class A common stock owned has been recalculated to reflect the exchange of Class C units into Class A common stock in the denominator.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
Based solely on (i) our review of reports submitted to us during and with respect to the year ended March 31, 2017, filed with the SEC pursuant to Section 16(a) of the Exchange Act, including any amendment thereto and (ii) written representations of our directors, executive officers and certain beneficial owners of more than 10% of our Class A common stock, we believe that, with the following exceptions, all reports required to be filed under Section 16(a) of the Exchange Act, with respect to transactions in our equity securities through March 31, 2017, were filed on a timely basis.
In fiscal 2017, the following individuals each filed one late Form 4/A with respect to one transaction to correct an administrative error that resulted in an underreporting in the individual’s original Form 4 filing of the number of shares of our Class A common stock delivered to the Company for payment of withholding taxes upon the vesting of restricted stock granted under the Company’s 2017 Equity Incentive Plan: Erik Hirsch, Kevin Lucey, Mario Giannini, Michael Donohue, David Helgerson, Michael Kelly, Paul Yett, Stephen Brennan, Tara Blackburn and Thomas Kerr.

EXECUTIVE COMPENSATION
As an “emerging growth company,” we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act of 1933, as amended (the “Securities Act”). These rules require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer. We have elected to include voluntarily the compensation of Mr. Rogers as well. These officers are referred to as our named executive officers (“NEOs”).

•	Mario L. Giannini, Chief Executive Officer;

•	Hartley R. Rogers, Chairman of our board of directors;

•	Erik R. Hirsch, Vice Chairman of our board of directors; and

•	Juan Delgado-Moriera, Managing Director.
Summary Compensation Table
The following table sets forth the compensation earned for the periods indicated by our NEOs.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	All Other Compensation ($)		Total ($)
Mario L. Giannini Chief Executive Officer	2017	350,000	2,216,800	554,211	334,524	(3)	3,455,535
	2016	350,000	3,300,000	700,005	1,245,218		5,595,223
Erik R. Hirsch Vice Chairman	2017	300,000	1,980,000	495,004	279,896	(4)	3,054,900
	2016	300,000	3,700,000	550,001	1,516,530		6,066,531
Hartley R. Rogers Chairman	2017	280,000	750,000	750,003	91,379	(5)	1,871,382
	2016	280,000	1,375,000	875,001	1,053,429		3,583,430
Juan Delgado-Moreira Managing Director	2017	322,206	1,470,896	367,908	382,188	(6)	2,543,198

(1)	The amount shown represents the cash portion of the annual bonus.

(2)
This amount represents the grant-date fair value of stock awards granted as the equity portion of the annual bonus, computed in accordance with accounting principles generally accepted in the United States of America pertaining to equity based compensation.

(3)	This amount represents payments received in respect of the Company's carried interest plans of $281,574, Hart-Scott-Rodino filing fee paid by the Company of $45,000 and 401(k) contributions of $7,950.

(4)	This amount represents payments received in respect of the Company's carried interest plans of $271,946 and 401(k) contributions of $7,950.

(5)	This amount represents payments received in respect of the Company's carried interest plans of $83,429 and 401(k) contributions of $7,950.

(6)
This amount represents payments received in respect of the Company's carried interest plans of $96,888, housing cost reimbursement of $265,968 and contributions to a defined contribution plan of $19,332.

The following table sets forth the outstanding equity awards held by our NEOs as of March 31, 2017.
Outstanding Equity Awards At 2017 Fiscal Year End

	Option Awards				Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Unvested Restricted Stock Awards	Market Value of Unvested Restricted Stock Awards ($) (1)
Mario L. Giannini					3/14/2014	17,029	317,931
					3/14/2015	28,474	531,610
					3/11/2016	37,639	702,720
Erik R. Hirsch					3/14/2014	12,809	239,144
					3/14/2015	22,023	411,169
					3/11/2016	29,573	552,128
					3/14/2017	26,344	491,842
Hartley R. Rogers					3/14/2014	15,372	286,995
					3/14/2015	26,694	498,377
					3/11/2016	47,048	878,386
					3/14/2017	39,915	745,213
Juan Delgado-Moreira	233,495	—	$1.34	5/31/2017	3/14/2014	8,999	168,011
					3/14/2015	15,038	280,759
					3/11/2016	19,781	369,311
					3/14/2017	19,580	365,559

(1)
As part of the Reorganization (as defined in “Certain Relationships and Related-Party Transactions and Other Transactions—the Reorganization”), unvested awards under our pre-IPO equity plan were replaced with awards vesting in Class A common stock according to the vesting schedule in effect prior to the Reorganization. The Grant Date column reflects the original award grant date. The value included in this table is based on the closing stock price of our Class A common stock as of March 31, 2017. See “Certain Relationships and Related-Party Transactions and Other Transactions—the Reorganization.”

Employment Agreements and Potential Payments upon Termination or Change in Control
With the exception of Mr. Delgado-Moreira, we do not have any employment, severance or change in control arrangements with our NEOs. However, upon a change in control, our equity incentive plan provides for accelerated vesting of outstanding equity awards held by participants, including our NEOs.
Juan Delgado-Moreira
On May 23, 2016, Hamilton Lane (Hong Kong) Limited entered into an employment agreement with Mr. Delgado-Moreira providing that he would serve as Managing Director on the Fund Investment Team in Hong Kong beginning on June 1, 2016. His term of employment is terminable by either party upon 12 weeks’ written notice, except for a termination for cause, in which case no prior notice is required. Pursuant to the agreement, Mr. Delgado-

Moreira is entitled to an annual base salary of 2,500,000 HKD (which was equivalent to $322,000 at the spot rate in effect on March 31, 2017), which may be increased, and, beginning in March 2017, an annual bonus in an amount to be determined based on performance. During the period of June 1, 2016 through May 31, 2017, Mr. Delgado-Moreira received relocation assistance to facilitate his move from the United Kingdom to Hong Kong, including housing reimbursement and continued pension contribution. Mr. Delgado-Moreira is entitled to health coverage and also participates in the 2017 Equity Incentive Plan and the Hamilton Lane Advisors, L.L.C. 2016 Carried Interest Plan (pursuant to which participants receive awards of profits interests).

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to our 2017 Equity Incentive Plan, the only equity compensation plan in effect as of March 31, 2017, which was approved by our sole stockholder prior to our IPO.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved By Stockholders	233,495(1)	$1.34	3,285,413(2)

(1) Consists of options to purchase 233,495 shares of Class A common stock.
(2) Consists of shares of Class A common stock available for issuance.

CERTAIN RELATIONSHIPS AND RELATED-PARTY AND OTHER TRANSACTIONS
In addition to the director and executive officer compensation arrangements discussed above under “Director Compensation” and “Executive Compensation,” the following is a description of each transaction since April 1, 2016 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•
any of our directors, executive officers or holders of more than five percent of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

The Reorganization
On March 6, 2017, we closed an IPO of 13,656,250 shares of our Class A common stock at a public offering price of $16.00 per share, which includes 1,781,250 shares issued pursuant to the underwriters’ over-allotment option. The net proceeds totaled $203.2 million after deducting underwriting commissions of $15.3 million and before offering costs of approximately $5.8 million. The net proceeds were used to purchase 11,156,250 newly issued Class A units in our operating company, HLA, for $166.0 million, and 2,500,000 Class A units from existing HLA owners for $37.2 million.
Hamilton Lane Incorporated is a holding company with no direct operations. Our principal asset is our equity interest in HLA. We serve as the managing member of HLA and operate and control all of its business and affairs.
In connection with the IPO, we completed a series of reorganization transactions that included the following:

•
our certificate of incorporation was amended and restated to, among other things, (i) provide for Class A common stock and Class B common stock, (ii) set forth the voting rights of the Class A common stock (one vote per share) and Class B common stock (ten votes per share), and (iii) establish a classified board of directors;

•
the limited liability company agreement of HLA was amended and restated (as amended and restated, the “HLA Operating Agreement”) to, among other things, (i) appoint Hamilton Lane as the sole managing member of HLA and (ii) classify the interests that were acquired by Hamilton Lane as Class A Units, the voting interests held by the continuing members of HLA as Class B Units and the non-voting interests held by the continuing members of HLA as Class C Units;

•	HLA effectuated a reverse unit split of 0.68-for-1 for each unit class;

•	certain HLA members exchanged their HLA units for 3,899,169 shares of Class A common stock of Hamilton Lane;

•	Hamilton Lane issued to the Class B unitholders of HLA one share of Class B common stock for each Class B unit that they owned, in exchange for a payment of its par value;

•	certain Class B unitholders of HLA entered into a stockholders agreement where they agreed to vote all their shares of voting stock in accordance with the instructions of HLA Investments, LLC; and

•
Hamilton Lane entered into an exchange agreement with the direct owners of HLA pursuant to which they will be entitled to exchange HLA units for shares of our Class A common stock on a one-for-one basis.

This series of reorganization transactions, along with the other transactions completed in connection with the IPO, are referred to collectively as the “Reorganization.”
In connection with the Reorganization, we entered into the HLA Operating Agreement, the tax receivable agreement, the exchange agreement, the stockholders agreement and the registration rights agreement, and we acquired from existing members of HLA certain membership interests using a portion of the proceeds of the offering, and, in some cases, in exchange for Class A common stock, issued Class B common stock to certain continuing members of HLA. From time to time after the offering, HLA members may exchange membership interests in HLA for shares of our Class A common stock on an ongoing basis.
The following are summaries of certain provisions of our related-party agreements, which are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. We therefore encourage you to review the agreements in their entirety. Copies of the agreements have been filed with the SEC and are incorporated by reference as exhibits to our 2017 Form 10-K and are available electronically on the website of the SEC at www.sec.gov.
HLA Operating Agreement
In connection with the IPO and the Reorganization, the members of HLA amended and restated the limited liability company operating agreement of HLA (as amended and restated, the “HLA Operating Agreement”). We hold all of the Class A units in HLA, and serve as its managing member, and thus control all of the business and affairs of HLA and its subsidiaries. Holders of Class B units and Class C units generally do not have voting rights under the HLA Operating Agreement.
Class A units, Class B units and Class C units have the same economic rights per unit. Accordingly, the holders of our Class A common stock (through us), the Class B holders and the Class C holders hold approximately 34.4%, 53.2% and 12.4%, respectively, of the economic interests in our business.
We do not intend to cause HLA to issue additional Class B units (and consequently, we do not intend to issue additional shares of Class B common stock) or Class C units in the future, other than as described below.
Net profits and net losses of HLA are allocated, and distributions by HLA will be made, to its members pro rata in accordance with the number of membership units of HLA they hold. HLA will make distributions to the holders of its membership units, which include us, for the purpose of funding tax obligations in respect of HLA that are allocated to them. However, HLA may not make tax distributions to its members if doing so would violate any agreement to which it is then a party.
At any time we issue a share of our Class A common stock for cash, the net proceeds received by us will be promptly transferred to HLA, and HLA will issue to us a Class A unit. At any time we issue a share of our Class A common stock pursuant to any of our equity plans, we will contribute to HLA all of the proceeds that we receive (if any) and HLA will issue to us an equal number of its Class A units, having the same restrictions, if any, as are attached to the shares of Class A common stock issued under the plan. At any time we issue a share of our Class A common stock upon an exchange of a Class B unit or Class C unit, described below under “—Exchange Agreement,” we will contribute the exchanged unit to HLA and HLA will issue to us a Class A unit. If we issue other classes or series of our equity securities, HLA will issue to us an equal amount of equity securities of HLA with designations, preferences and other rights and terms that are substantially the same as our newly issued equity securities. Conversely, if we retire any shares of our Class A common stock (or our equity securities of other classes or series) for cash, HLA will, immediately prior to such retirement, redeem an equal number of Class A units (or its equity securities of the corresponding classes or series) held by us, upon the same terms and for the same price, as the shares of our Class A common stock (or our equity securities of such other classes or series) are retired. In addition, membership units of HLA, as well as our common stock, will be subject to equivalent stock splits, dividends, reclassifications and other subdivisions.
Class A units may be issued only to us, the managing member of HLA, and are non-transferable. Class B units and Class C units may be issued only to give effect to changes in our common stock as described above. The sole distinction between Class B units and Class C units is that the Class C holders will not receive any shares of our Class B common stock in respect of their Class C units. Class B units and Class C units may not be transferred, except with our consent or to a permitted transferee, subject to such conditions as we may specify. In addition, Class B holders may not transfer any Class B units to any person unless he, she or it transfers an equal number of shares of our Class B common stock to the same transferee.
Under the HLA Operating Agreement, we can require the holders of Class B units and Class C units to sell all of their interests in HLA into certain acquisitions of HLA and, in some circumstances, those holders may require us to include some or all of those interests in such a transaction.
We have the right to determine when distributions will be made to holders of units and the amount of any such distributions, other than with respect to tax distributions as described below. If a distribution is authorized, such distribution will be made to the holders of Class A units, Class B units and Class C units on a pro rata basis in accordance with the number of units held by such holder.
The holders of units, including us, will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of HLA. Net profits and net losses of HLA will generally be allocated to holders of units (including us) on a pro rata basis in accordance with the number of units held by such holder. The HLA Operating Agreement provides for quarterly cash distributions, which we refer to as “tax distributions,” to the holders of the units. Generally, tax distributions are computed by first determining the tax amount of each holder of units, which amount will generally equal the taxable income allocated to each holder of units (with certain adjustments) and then multiplying that income by an assumed tax rate, which is the highest combined U.S. federal and applicable state and local tax rate applicable to any natural person residing in, or corporation doing business in, New York City or San Francisco, California. HLA then determines an aggregate tax distribution amount by reference to the highest unitholder’s tax amount on a per unit basis and, subject to certain limitations, will distribute that aggregate amount to all holders of units as of the tax distribution date based on their percentage ownership interests at the time of the distribution. The pro rata distribution amounts will also be increased to the extent necessary, if any, so that the amount distributed to us is sufficient to enable us to pay our actual tax liabilities and our other expenses and costs (including amounts payable under the tax receivable agreement).
The HLA Operating Agreement provides that HLA may elect to apply an allocation method with respect to certain HLA investment assets that were held at the time of the closing of the IPO that are expected to result in the future, solely for tax purposes, in certain items of loss being specially allocated to us and corresponding items of gain being specially allocated to the other members of HLA. In conjunction therewith, the tax receivable agreement provides that we will pay over to the other HLA members 85% of the net tax savings to us attributable to those tax losses.
The HLA Operating Agreement provides that it may be amended, supplemented, waived or modified by us in our sole discretion without the approval of any other holder of units, except that no amendment can adversely affect the rights of a holder of any class of units without the consent of holders of a majority of the units of such class.
Tax Receivable Agreement
We used a portion of the proceeds from our IPO to purchase membership units of HLA from certain of the existing direct and indirect members of HLA. In addition, the existing direct and indirect members of HLA may exchange their Class C or Class B units for shares of our Class A common stock on a one-for-one basis or, at our election, for cash. When a Class B unit is exchanged for a share of our Class A common stock, a corresponding share of our Class B common stock will automatically be redeemed by us at par value and canceled. As a result of this initial purchase and any subsequent exchanges, we are entitled to a proportionate share of the existing tax basis of the assets of HLA. In addition, HLA has in effect an election under Section 754 of the Code, which has resulted, and may in the future result, in increases to the tax basis of the assets of HLA. These increases in tax basis are expected to increase our depreciation and amortization deductions and create other tax benefits and therefore may reduce the amount of tax that we would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain assets.
We have entered into a tax receivable agreement with the existing members of HLA. The agreement requires us to pay to such members (or their owners) 85% of the amount of tax savings, if any, that we realize (or are deemed to realize in the case of an early termination payment, a change in control or a material breach by us of our obligations under the tax receivable agreement, as discussed below) as a result of any possible increases in tax basis described above and of certain other tax benefits attributable to payments under the tax receivable agreement itself. In addition, the HLA Operating Agreement provides that HLA may elect to apply an allocation method with respect to certain HLA investment assets that were held at the time of the closing of our IPO that is expected to result in the future, solely for tax purposes, in certain items of loss being specially allocated to HLI and corresponding items of gain being specially allocated to the other members of HLA. In conjunction therewith, the tax receivable agreement provides that HLI will pay over to the other HLA members 85% of the net tax savings to HLI attributable to those tax losses. These are our obligations and not obligations of HLA. For purposes of the tax receivable agreement, the benefit deemed realized by us is computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no such increase to the tax basis of the assets of HLA, and had we not entered into the tax receivable agreement. The tax receivable agreement became effective immediately upon the consummation of our IPO and will remain in effect until all such tax benefits have been utilized or expired, unless the agreement is terminated early, as described below. We believe that all of the intangible assets, including goodwill, of HLA at the time of the IPO allocable to the membership units of HLA acquired or deemed acquired in taxable transactions by us from existing direct or indirect members of HLA is amortizable for tax purposes. We and our stockholders retain the remaining 15% of the tax benefits that we realize or are deemed to realize. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the agreement, will vary depending upon a number of factors, including:

•
the timing of purchases or exchanges—for instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of HLA at the time of each purchase or exchange;

•
the price of shares of our Class A common stock at the time of the purchase or exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of HLA is directly related to the price of shares of our Class A common stock at the time of the purchase or exchange;

•	the extent to which such purchases or exchanges are taxable—if an exchange or purchase is not taxable for any reason, increased tax deductions will not be available;

•
the amount and timing of our income—we expect that the tax receivable agreement will require us to pay 85% of the deemed benefits as and when deemed realized. If we do not have taxable income, we generally will not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no benefit will have been realized. However, any tax benefits that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of any such tax attributes will result in payments under the tax receivable agreement; and

•	tax rates in effect at the time that we realize the relevant tax benefits.
The payments that we may make under the tax receivable agreement could be substantial.
We have the right to terminate the tax receivable agreement, in whole or, in certain circumstances, in part, at any time. In addition, the tax receivable agreement will terminate early upon certain mergers or consolidations or other changes of control or if we materially breach our obligations under the tax receivable agreement. If we exercise our right to terminate the tax receivable agreement, or if the tax receivable agreement is terminated early in accordance with its terms, our payment obligations under the tax receivable agreement will be accelerated and will become due and payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on a discount rate equal to the lesser of (x) 7.5% and (y) LIBOR plus 400 basis points and on certain assumptions, including that (i) we will have sufficient taxable income to use in full the deductions arising from any increased tax basis and (ii) except in the case of a partial termination, all Class B units and Class C units outstanding on the termination date are deemed to be exchanged on the termination date. As a result, we could be required to make payments under the tax receivable agreement that are substantial and in excess of our actual cash tax savings.
Decisions made in the course of running our business, such as with respect to mergers and other forms of business combinations that constitute changes in control, may influence the timing and amount of payments we make under the tax receivable agreement in a manner that does not correspond to our use of the corresponding tax benefits. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.
Payments are generally due under the tax receivable agreement within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Late payments generally accrue interest at a rate of LIBOR plus 500 basis points. Because of our structure, our ability to make payments under the tax receivable agreement is dependent on the ability of HLA to make distributions to us. The ability of HLA to make such distributions will be subject to, among other things, restrictions in our senior secured syndicated term loan facility. If we are unable to make payments under the tax receivable agreement for any reason, such payments will be deferred and will accrue interest until paid.
Payments under the tax receivable agreement will be based on the tax reporting positions that we determine. Although we are not aware of any material issue that would cause the IRS to challenge a tax basis increase, we will not, in the event of such a challenge, be reimbursed for any payments previously made under the tax receivable agreement (although we would reduce future amounts otherwise payable under the tax receivable agreement). No assurance can be given that the IRS will agree with the allocation of value among our assets or that sufficient subsequent payments under the tax receivable agreement will be available to offset prior payments for disallowed benefits. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of the benefit that we actually realize in respect of the increases in tax basis resulting from our purchases or exchanges of membership units of HLA and certain other tax benefits related to our entering into the tax receivable agreement.
Exchange Agreement
We have entered into an exchange agreement with the other members of HLA that will entitle those members (and certain permitted transferees thereof, including the beneficial owners of the Class B units and Class C units) to exchange their Class C units, and their Class B units together with an equal number of shares of Class B common stock, for shares of Class A common stock on a one-for-one basis or, at our election, for cash.
The exchange agreement permits those members to exercise their exchange rights subject to certain timing and other conditions. In particular, exchanges by our senior management and other senior employees are subject to timing and volume limitations: no exchanges are permitted until after the first anniversary of the closing date of our IPO, and then exchanges may not exceed one-third of their original holdings prior to the second anniversary and two-thirds of their original holdings prior to the third anniversary. After the third anniversary of the closing date, these limitations expire. These limitations do not apply to exchanges by our other employees who own Class B units or Class C units or holders who may sell freely under Rule 144, subject to compliance with lock-up agreements entered into in connection with the IPO and periodic blackout periods imposed by us.
In addition, the exchange agreement provides that an owner does not have the right to exchange Class B units or Class C units if we determine that such exchange would be prohibited by law or regulation or would violate other agreements with HLA to which the owner is subject. We may impose additional restrictions on exchanges that we determine to be necessary or advisable so that HLA is not treated as a “publicly traded partnership” for U.S. federal income tax purposes.
Any beneficial holder exchanging Class B units must ensure that the applicable Class B holder delivers a corresponding number of shares of Class B common stock to us for redemption and cancellation as a condition of exercising its right to exchange Class B units for shares of our Class A common stock. When a Class B unit or Class C unit is surrendered for exchange, it will not be available for reissuance.
Stockholders Agreement
Certain Class B holders who are significant outside investors, members of management and significant employee owners have entered into a stockholders agreement pursuant to which they will vote all their shares of voting stock, including Class A and Class B common stock, together and in accordance with the instructions of HLAI on any matter submitted to our common stockholders for a vote.

Under the stockholders agreement, these holders agree to take all necessary action, including casting all votes such members are entitled to cast at any annual or special meeting of stockholders, so as to ensure that the composition of our board of directors and its committees complies with the provisions of the stockholders agreement related to the composition of our board of directors.
HLAI holds approximately 52% of the aggregate voting power of our Class A common stock and Class B common stock, and the parties to the stockholders agreement collectively hold over 90% of the aggregate voting power of our Class A common stock and Class B common stock. The governing documents of HLAI require generally the approval of two of Messrs. Giannini, Rogers, and Sexton for those votes to be cast in favor of certain fundamental actions, including a material acquisition, an increase in our authorized capital, and an issuance of preferred stock. Otherwise, HLAI is controlled by its managing member, an entity controlled by Mr. Rogers. As a result of these arrangements, HLAI, its current members, and their permitted transferees control the outcome of any such matters that are submitted to our stockholders for the foreseeable future.
Registration Rights Agreement
We have entered into a registration rights agreement with certain Class B holders who are significant outside investors, members of management and significant employee owners. The registration rights agreement provides these holders with certain registration rights whereby, at any time following the first anniversary of our IPO, these holders will have the right to require us to register under the Securities Act the shares of Class A common stock issuable to them upon exchange of their Class B units or Class C units. The registration rights agreement also provides for piggyback registration rights for these holders, subject to certain conditions and exceptions.
Indemnification Agreements
Our Bylaws provide that we indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”), subject to certain exceptions contained in our Bylaws. In addition, our Certificate of Incorporation, provides that our directors will not be liable for monetary damages for breach of fiduciary duty.
We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.
There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or officer.
Directed Share Program
In connection with our IPO, the underwriters reserved a certain amount of shares of our Class A common stock for sale in the IPO to directors, officers, employees and other related individuals (the “Directed Share Program”). Mr. Berkman participated in the Directed Share Program, in his capacity as a private investor, and purchased 25,000 shares of our Class A common stock for his personal account at the IPO price of $16.00 per share, for a total of $400,000. Mr. Berkman subsequently joined our board of directors in May 2017.

AUDIT COMMITTEE REPORT
With respect to Hamilton Lane Incorporated’s (“Hamilton Lane” or the “Company”) financial reporting process, the management of the Company is responsible for establishing and maintaining internal controls and preparing Hamilton Lane’s consolidated financial statements. Hamilton Lane’s independent registered public accounting firm, Ernst & Young LLP (“E&Y”), is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. The audit committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of Hamilton Lane’s financial statements. We have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of E&Y included in its audit of Hamilton Lane’s consolidated financial statements.
We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended March 31, 2017 with Hamilton Lane’s management and with E&Y, including the results of the independent registered public accounting firm’s audit of Hamilton Lane’s financial statements. We have also discussed with E&Y all matters required to be discussed by the Standards of the Public Company Accounting Oversight Board (“PCAOB”) for communication with audit committees, under which E&Y must provide us with additional information regarding the scope and results of its audit of Hamilton Lane’s consolidated financial statements.
We have also received and reviewed the written disclosures and the letter from E&Y required by applicable requirements of the PCAOB regarding E&Y’s communications with the audit committee concerning independence, and have discussed with E&Y its independence from Hamilton Lane, as well as any relationships that may impact E&Y’s objectivity and independence.
Based on our review of the matters noted above and our discussions with Hamilton Lane’s management and independent registered public accountants, we recommended to the board of directors that the audited consolidated financial statements be included in Hamilton Lane’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017, for filing with the Securities and Exchange Commission.

Leslie F. Varon (Chair) David J. Berkman O. Griffith Sexton Hartley R. Rogers

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our board of directors has appointed E&Y as our independent registered public accounting firm for the fiscal year ending March 31, 2018. We are asking our stockholders to ratify the selection of E&Y as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, we are submitting the election of E&Y to our stockholders for ratification as a matter of good corporate practice and because we value our stockholders’ views on our independent registered public accounting firm. In the event that our stockholders fail to ratify the selection, the audit committee will review its future selection of independent auditors. Even if our stockholders ratify the election, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interest of Hamilton Lane and our stockholders. Representatives of E&Y are expected to be present at the Annual Meeting, and they will have the opportunity to make a statement if they so desire and to respond to appropriate questions.
The following table presents fees for professional audit services and other services provided to Hamilton Lane by E&Y for the fiscal years ended March 31, 2017 and 2016.

	Fiscal 2017	Fiscal 2016
Audit Fees	$3,587,498(1)	$317,547
Audit-Related Fees	$147,999	$135,544
Tax Fees	$233,876	$22,810
All Other Fees	$1,995	$1,360

(1)
Audit fees consisted of work performed in connection with the audit of our annual consolidated financial statements and services rendered in connection with our registration statements on Form S-1 and Form S-8 related to the IPO.

Pre-Approval Policies and Procedures
The audit committee has adopted a Pre-Approval Policy for Audit and Non-Audit Services (the “Policy”) governing the pre-approval, selection, retention and termination of any services provided by the Company’s independent registered public accounting firm. The Policy expressly prohibits non-audit services for which engagement is not permitted by the SEC’s rules and regulations, including internal audit outsourcing and expert services unrelated to the audit. A list of prohibited and permitted services is set forth in the Policy. Permitted services include audit, audit-related, permitted non-audit and tax-related services. Audit and audit-related services may include, among other things, services related to securities filings, accounting and financial reporting consultations, statutory audits and acquisition-related due diligence and benefit plan audits.
For audit services, the independent auditor is to provide, for audit committee approval, an engagement letter for each fiscal year outlining the proposed plan covering the audit services’ scope, terms and compensation. Additional engagement letters related to other permitted services may not require separate audit committee approval if such services have been pre-approved. The independent auditor will represent to the audit committee, in each of its engagement letters, that each proposed service to be provided does not violate the SEC’s auditor independence rules.

Management and the independent auditor must submit to the audit committee a request for pre-approval of any proposed services that have not been previously pre-approved. Responses to requests for services are required to include a statement that the services are consistent with and shall not violate the SEC rules on auditor independence. The audit committee must approve permissible non-audit services in order for the independent auditor to be retained by us for such services.
Since the formation of our audit committee upon the completion of the IPO, all fees paid to E&Y have been approved by the audit committee.

The board of directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2018.

Availability of Annual Report on Form 10-K
We filed our 2017 Form 10-K with the SEC on June 27, 2017. We will mail to you without charge, upon written request, a copy of or 2017 Form 10-K, excluding exhibits. Please send the written request to Hamilton Lane Incorporated, One Presidential Blvd., 4th Floor, Bala Cynwyd, PA 19004, Attention: Secretary. Our 2017 Form 10-K may also be accessed and printed directly from our website at http://www.hamiltonlane.com under the caption “Investor Relations” or from the SEC’s website at www.sec.gov.
Other Business
Our board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the proxy card will have discretion to vote the shares represented by proxy in accordance with their own judgment on such matters.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. We urge you to vote by telephone, by Internet or by executing and returning the proxy card at your earliest convenience.

0

HAMILTON LANE INCORPORATED

Proxy for Annual Meeting of Stockholders on September 19, 2017

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Mario L. Giannini and Hartley R. Rogers, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Hamilton Lane Incorporated, to be held September 19, 2017 at One Presidential Boulevard, 4th Floor, Bala Cynwyd, Pennsylvania 19004, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

HAMILTON LANE INCORPORATED

September 19, 2017

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://ir.hamiltonlane.com/investors/Annual-Meeting-Materials

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20230000000000001000 9 091917

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH DIRECTOR NOMINEE AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ David J. Berkman
○ O. Griffith Sexton

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING MARCH 31, 2018.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. **If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2.**

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.